Exhibit 10.1
PREFERRED STOCK PURCHASE AGREEMENT
BETWEEN
HOMESTORE, INC.
AND
ELEVATION PARTNERS, L.P.
Dated as of November 6, 2005

ii

Index of Exhibits

Exhibit A Form of Certificate of Designation
Exhibit B Form of Stockholders Agreement
Exhibit C Company Legal Opinions

iii

Table of Defined Terms

Term	Reference in Agreement
10-Q	Section 3.6
Acquisition	Section 5.1(b)(v)
Action	Section 3.11
Affiliate	Section 8.1(a)
Aggregate Purchase Price	Section 1.2
Agreement	Preamble
Allocation Notice	Section 2.1(b)
Approved Transaction	Section 8.1(b)
Balance Sheet	Section 3.6
Basket	Section 7.3(a)
Board	Section 3.5(d)
Bylaws	Section 3.12(a)
Certificate of Designation	Recitals
Closing	Section 2.1(a)
Closing Date	Section 2.1(a)
Common Stock	Section 3.3(a)(i)
Company	Preamble
Company Indemnitees	Section 7.2(b)
Company Indemnitor	Section 7.2(b)
Company IP	Section 3.11
Company Plan	Section 3.15(b)
Confidentiality Agreement	Section 5.5
Contracts	Section 3.7(a)
control	Section 8.1(c)
Conversion Shares	Section 1.1
Damages	Section 7.2(a)
Dispute	Section 8.12(a)
Divestiture	Section 5.1(b)(v)
EBITDA	Section 8.1(d)
Elevation	Preamble
Encumbrance	Section 3.2(a)
Environmental Laws	Section 3.16(c)
ERISA	Section 3.15(a)
Exchange Act	Section 3.5(a)
GAAP	Section 8.1(d)
Indebtedness	Section 8.1(e)
Indefinitely Surviving Representations	Section 7.1(a)
Indemnification Claim Notice	Section 7.5(a)
Indemnitees	Section 7.2(b)
Indemnitors	Section 7.2(b)
Infringe	Section 3.11
Intellectual Property	Section 3.11

knowledge of the Company	Section 8.1(f)
Law	Section 3.12(a)
Material Adverse Effect	Section 3.9
Material Contracts	Section 3.7(a)
Materials of Environmental Concern	Section 3.16(c)
Merrill Lynch	Section 4.2
Order	Section 3.12(a)
Permits	Section 3.4(c)
Person	Section 8.1(g)
Pre-Closing Period	Section 5.1(a)
Preferred Dividend Shares	Section 1.1
Preferred Stock	Section 3.3(a)(ii)
Pro Forma Debt and Preferred Stock Ratio	Section 8.1(h)
Purchased Shares	Section 1.1
Purchaser Indemnitees	Section 7.2(a)
Purchaser Indemnitor	Section 7.2(a)
Purchasers	Preamble
Recently Filed SEC Reports	Section 3.7(a)
Restated Certificate	Section 3.12(a)
Schedule	Article III
SEC	Section 3.5(a)
SEC Reports	Section 3.5(a)
Securities Act	Section 3.5(a)
Series A Preferred Stock	Section 3.3(a)(ii)
Series B Preferred Stock	Recitals
Significant Subsidiary	Section 3.2(a)
Software	Section 3.11
Stock Option Plans	Section 3.3(c)
Stockholders Agreement	Section 3.1
Subject Shares	Section 1.1
Subsidiary	Section 3.2(a)
Tax Return	Section 3.14(e)
Taxes	Section 3.14(e)
Third Party Claim	Section 7.5(a)
Transaction Fee	Section 5.7

ii

PREFERRED STOCK PURCHASE AGREEMENT
          THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 6, 2005, by and among Homestore, Inc., a Delaware corporation (the “Company”), Elevation Partners, L.P., a Delaware partnership (“Elevation”), and such Affiliates (as defined below) as Elevation shall designate in accordance with Section 8.4 hereof (together with Elevation, the “Purchasers”).
RECITALS
          WHEREAS, the Company has authorized the sale and issuance of shares of a series of its preferred stock to be designated as Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), the terms of which are set forth in the form of Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”), at a purchase price of $1,000 per share;
          WHEREAS, the Purchasers desire to purchase the Purchased Shares (as defined below) on the terms and conditions set forth herein; and
          WHEREAS, the Company desires to issue and sell the Purchased Shares to the Purchasers on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
AGREEMENT TO SELL AND PURCHASE
          SECTION 1.1.   Authorization of Shares. The Company has authorized (i) the initial sale and issuance to the Purchasers of 100,000 shares (the “Purchased Shares”) of Series B Preferred Stock, (ii) the issuance of up to 19,034 shares of Series B Preferred Stock (the “Preferred Dividend Shares,” and together with the Purchased Shares, the “Subject Shares”) for the payment of in-kind dividends as provided for in the Certificate of Designation and (iii) the issuance of up to 28,341,424 shares of its Common Stock (as defined below) (the “Conversion Shares”) that may be issued upon the conversion of the Subject Shares as provided for in the Certificate of Designation.
          SECTION 1.2.   Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchasers, and the Purchasers, on a joint and several basis, agree to purchase from the

Company, the Purchased Shares at a price of $1,000 per share for an aggregate purchase price of $100,000,000 (the “Aggregate Purchase Price”).
ARTICLE II
CLOSING, DELIVERY AND PAYMENT
          SECTION 2.1.   Closing. (a) The closing of the sale and purchase of the Purchased Shares under this Agreement (the “Closing”) shall take place on the business day immediately following satisfaction or waiver of the conditions set forth in Article VI at the offices of Latham & Watkins LLP, 633 W. Fifth Street, Los Angeles, California 90071, or at such other time or place as the Company and the Purchasers may mutually agree (such date, the “Closing Date”).
          (b)   Not less than two business days prior to the Closing, the Purchasers shall advise the Company in writing (the “Allocation Notice”) of the names in which to register the Purchased Shares to be purchased at the Closing and the amount of Purchased Shares to be purchased by each Purchaser (which principal amount for each Purchaser, when added together with all other Purchasers, shall equal the Aggregate Purchase Price).
          SECTION 2.2.   Certificate of Designation. Prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designation to be effective in accordance with applicable law at or prior to the Closing.
          SECTION 2.3.   Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers stock certificates representing the Purchased Shares to be purchased at such Closing in the names and amounts set forth in the Allocation Notice, free and clear of any Encumbrances (as defined below), excluding Encumbrances imposed by the Stockholders Agreement, and the Purchasers will make payment to the Company of the Aggregate Purchase Price by wire transfer of immediately available funds to an account that the Company shall designate at least two business days prior to the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the section of the disclosure schedules provided to the Purchasers (each, a “Schedule”) that corresponds to the section number set forth below and except as expressly contemplated by this Agreement, including the exhibits hereto, the Company hereby represents and warrants to the Purchasers as of the date hereof and as of the Closing Date, except for such representations and warranties which address matters only as of a particular date, as follows:
          SECTION 3.1.   Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or formation, as the case may be, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement in the form of Exhibit B attached hereto (the “Stockholders Agreement”), to execute and file the Certificate of Designation, to issue the Subject Shares and the Conversion Shares, to consummate the other transactions contemplated hereby and thereby and by the Certificate of Designation and to perform its obligations hereunder and thereunder and under the Certificate of Designation. Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other entity in all jurisdictions in which the character or location of its activities and of the properties owned or operated by it makes such qualification necessary, except for such failures as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Company has provided to the Purchasers a complete and correct copy of the Restated Certificate (as defined below) and the Bylaws (as defined below) as currently in effect.
          SECTION 3.2.   Subsidiaries. (a) As used herein, “Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest or similar position in such entity. Exhibit 21.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 accurately sets forth each significant subsidiary (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) (a “Significant Subsidiary”) of the Company, including its name, place of incorporation or formation, and if not wholly-owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. All shares of capital stock or other equity interests of any Subsidiary directly or indirectly owned by the Company have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Company free and clear of any Encumbrance and have not been issued in violation of, nor subject to, any preemptive, subscription or other similar rights. All of the Subsidiaries of the Company are consolidated for accounting purposes. “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement), excluding Encumbrances imposed by securities laws.
          (b)   Except for the Subsidiaries, the Company does not own any capital stock, membership interests, security or other interest in any other Person (as defined in Section 8.1), which represents more than 5% of the issued and outstanding equity or ownership interests of such Person, and neither the Company nor any of its Subsidiaries has any written or oral understanding or agreement to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
          SECTION 3.3.   Capitalization; Voting Rights. (a) As of November 3, 2005, the capitalization of the Company consisted of the following:
     (i)   500,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of which (A) only 148,259,999 shares were issued and outstanding and (B) only 42,997,554 shares were reserved for future issuance, 40,317,966 of which are issuable to employees pursuant to outstanding stock options under the Stock Option Plans (as defined below), one (1) of which is issuable pursuant to the conversion of the Series A Preferred Stock (as defined herein), and 280,000 of which are issuable upon exercise of warrants to purchase Common Stock.
     (ii)   10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which (A) only one (1) share was designated as Series A Preferred Stock (the “Series A Preferred Stock”), (B) only one (1) share of Series A Preferred Stock was issued and outstanding and (C) no shares were reserved for future issuance;
          Since November 3, 2005, (i) (A) no shares of Common Stock have been issued except for issuances under any Stock Option Plan or upon exercise of the warrants to purchase in the aggregate 280,000 shares of Common Stock and (B) no options to purchase Common Stock have been granted other than pursuant to Stock Option Plans and (ii) (A) no shares of Preferred Stock have been issued (other than the Purchased Shares contemplated hereby) and (B) no options to purchase Preferred Stock have been granted.
          (b)   All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person.
          (c)   The Company has delivered to the Purchasers a copy of (i) the Company’s stock option plans as set forth on Schedule 3.3(c)(i) and (ii) each option agreement pursuant to which stock options have been granted outside of the plans described in the clause (i) (together with the stock option plans described in clause (i) the “Stock Option Plans”) that, in each case, were not filed with the SEC Reports. Other than the 40,317,966 shares of Common Stock which are reserved for future issuance to employees pursuant to outstanding stock options under the Stock Options Plans, the stock options previously issued pursuant to the Stock Option Plans, one (1) share of Series A Preferred Stock and except as may be granted pursuant to this Agreement, and warrants to purchase 280,000 shares of Common Stock, there are no outstanding subscriptions, options, calls, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of their securities, nor has the Company taken or agreed to take any action to issue or grant the same. Except as set forth in this Section 3.3 or set forth in the Restated Certificate: (i) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any voting or equity securities or interests of any of its Subsidiaries, and (ii) there is no outstanding voting trust, proxy, stockholder or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its or their stockholders is a party or is bound with respect to the voting, transfer or registration rights of the capital stock or other voting securities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement, the terms of the Subject Shares and the Stockholders Agreement will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements under which the Company or any of its Subsidiaries is or may be obligated to issue or acquire shares of any of its capital stock that have not been properly waived.
          (d)   (i) Upon the filing of the Certificate of Designation, the Purchased Shares will be duly authorized and (ii) Preferred Dividend Shares and the Conversion Shares into which the Subject Shares may be convertible have been duly authorized and validly reserved for issuance. When the Subject Shares and Conversion Shares are issued and paid for in accordance with the provisions of this Agreement and the Certificate of Designation, all such shares (A) will be duly authorized, validly issued, fully paid and nonassessable, and (B) will be delivered to the Purchasers (or their permitted transferees) free and clear of all Encumbrances, excluding Encumbrances imposed by the Stockholders Agreement.
          SECTION 3.4.   Authorization; Binding Obligations; No Conflicts.
          (a)   All corporate action on the part of the Company, its officers, directors and stockholders necessary for the execution and delivery of this Agreement and the Stockholders Agreement, the execution and filing of the Certificate of Designation, the issuance of the Purchased Shares, the reservation for issuance of the Preferred Dividend Shares and the Conversion Shares, the consummation of the other transactions contemplated hereby and thereby and by the Certificate of Designation and the performance of all obligations of the Company hereunder and thereunder and under the Certificate of Designation as of the Closing has been taken or will be taken prior to the Closing. This Agreement has been, and the Stockholders

Agreement will be at Closing, duly executed and delivered by the Company, and the Certificate of Designation will be at Closing, duly executed and filed by the Company.
          (b)   This Agreement and the Stockholders Agreement (assuming due execution and delivery by the Purchasers) will be legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          (c)   The execution, delivery and performance of this Agreement and the Stockholders Agreement, the issuance of the Subject Shares and the Conversion Shares and the consummation of the other transactions contemplated hereby and thereby and by the Certificate of Designation will not result in (A) (i) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the Restated Certificate or Bylaws (as defined below) or the organizational documents of any of the Company’s Subsidiaries, (ii) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation or acceleration arising under any Contract (as defined below) or cause any liabilities or additional fees to be due thereunder or (iii) any violation under any Order or Law applicable to the Company or any of its Subsidiaries, their business or operations or any of their assets or properties or (B) the imposition of any Encumbrance on the business or material properties or assets of the Company or any of its Subsidiaries, except in the case of clause (A)(ii), (A)(iii) and (B) for such violations, conflicts, defaults, terminations, cancellations, acceleration or encumbrances that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. None of the execution and delivery of this Agreement and the Stockholders Agreement, the issuance of the Subject Shares and the Conversion Shares and the consummation of the other transactions contemplated hereby and thereby and by the Certificate of Designation or the performance of the obligations of the Company hereunder and thereunder or under the Certificate of Designation will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit (as defined below) applicable to the Company or any of its Subsidiaries, their businesses or operations or any of their assets or properties, except for such suspensions, revocations, impairments, forfeitures or renewals that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. “Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental authorities and all industry or other non-governmental self-regulatory organizations.
          SECTION 3.5.   SEC Reports; Financial Statements.
          (a)   The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed by the Company with the SEC since March 26, 2003. As of its date of filing, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and none of such SEC Reports (including any and all financial statements included therein) contained when filed (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
          (b)   Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports complied (i) as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes.
          (c)   The unaudited balance sheet and the related unaudited statement of income for the period ended on June 30, 2005, copies of which have been furnished to the Purchasers, (i) present fairly in all material respects the financial condition of the Company as of such date and the results of operations for the 6-month period then ended and (ii) were prepared on a basis consistent with the Company’s past practice, subject to normal year-end adjustments and the absence of footnotes.
          (d)   The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (the “Board”) (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to the Purchasers a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004.
          SECTION 3.6.   Undisclosed Liabilities. Except for liabilities included or reserved for in the unaudited consolidated balance sheet of the Company as of June 30, 2005 or disclosed in the notes thereto included in its Quarterly Report on Form 10-Q (the “10-Q”) for the quarter ended June 30, 2005 (the “Balance Sheet”), as filed with the SEC, neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that are or could be material (individually or in the aggregate) to the Company and its Subsidiaries of a nature required to be disclosed on a consolidated balance sheet or in the related notes thereto, taken as a whole, except current liabilities incurred in the ordinary course of business subsequent to June 30, 2005 and except for such liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.7.   Contracts.
          (a)   Except as set forth in the SEC Reports filed on and after March 11, 2005 and prior to the date hereof (the “Recently Filed SEC Reports”), set forth on Schedule 3.7(a) is a list of:
     (i)   all material agreements of the Company or any of its subsidiaries governing any partnership, joint venture and/or joint strategic initiative arrangements;
     (ii)   all documents relating to all mergers, consolidations, recapitalizations, reorganizations or similar transactions involving, or any acquisitions or dispositions material to the Company and its Subsidiaries, taken as a whole by, the Company or any of its Subsidiaries that (A) are currently contemplated by the Company or any of its Significant Subsidiaries or (B) provide any ongoing material liabilities of the Company or any of its Subsidiaries for payment of money, retention of liabilities, assets sold, indemnification or otherwise;
     (iii)   contracts with Affiliates (including 5% or greater holders of stock, directors, officers, or familial relatives of such directors or officers, and other entities controlled by any of them) not otherwise disclosed above.
     (iv)   all “material contracts” within the meaning of Item 601 of Regulation S-K of the SEC; and
     (v)   all contracts restricting the payment of dividends upon, or the redemption or conversion of, the Subject Shares or the Conversion Shares.
(clauses (i) through (v) collectively, the “Material Contracts,” and together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound, the “Contracts”).
          (b)   Neither the Company nor any of its Subsidiaries is, or to the knowledge of the Company is alleged to be (nor, to the Company’s knowledge, is any other party to any Material Contract) in material default under, or in material breach or material violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by the Company or any other party under any Material Contract. Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto enforceable against the Company and, to the knowledge of the Company, such other parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          SECTION 3.8.   Affiliate Transactions. Other than the Contracts set forth in Section 3.7(a)(iii) or in the Recently Filed SEC Reports, there are no transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer or director or, to the knowledge of the Company, record or beneficial owner, on the other hand, except employee benefit plans, executive compensation or director compensation, indemnification agreements and similar transactions. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any of the persons set forth in the foregoing clause (i) or, to the knowledge of the Company, clauses (ii) through (iii).
          SECTION 3.9.   No Adverse Changes. Except as set forth in the Recently Filed SEC Reports, since June 30, 2005, no event, change, condition or circumstance occurring has had, or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or the Stockholders Agreement and to consummate the transactions contemplated hereby and thereby, except for any such effect, change, condition or circumstance caused by or resulting from (i) an event, change, condition or circumstance affecting the e-commerce and residential real estate industries in which the Company or its Subsidiaries operate generally (except to the extent that such event, change, condition or circumstance has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated participants in such industry), (ii) changes in the price or trading volume of the Common Stock on The NASDAQ National Market, or the failure of the Company to achieve revenue or earnings predictions published by securities analysts or to provide guidance consistent with such predictions, in each case, in and of themselves (it being understood that the event, change, condition or circumstance giving rise to such change or failure, including the failure to achieve revenue or earnings predictions or other guidance that the Company has provided to the Purchasers (but not in and of itself), may be deemed to constitute and shall be taken into account in determining whether there has been a Material Adverse Effect), (iii) a change in economic (including financial, banking and/or securities markets), regulatory or political conditions generally, including without limitation changes in interest rates and changes in demand for residential real estate (except to the extent that such change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated participants in the industry in which they operate), and (iv) the announcement or performance of the transactions contemplated by this Agreement or the use of proceeds thereof (any such effect, change, condition or circumstance, a “Material Adverse Effect”).
          SECTION 3.10.   Title and Sufficiency of Properties and Assets; Liens, Condition, Etc. The Company and each of its Subsidiaries have good and marketable title to their respective owned properties and assets, and good title to their respective leasehold estates in leased properties and assets, in each case subject to no Encumbrance, other than Encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect
          SECTION 3.11.   Intellectual Property. Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries own or have the right to use all the Intellectual Property necessary to conduct their businesses as currently conducted, free of all Encumbrances other than, with respect to non-owned Company IP, as set forth in the license or other agreement for such non-owned Company IP; (ii) all of the owned Company IP is valid, enforceable and unexpired, has not been abandoned, and to the Company’s knowledge, does not infringe, impair, misappropriate, dilute, violate or make unauthorized use of (“Infringe”) the rights of any third party, and is not being Infringed by any third party; (iii) no Order or claim, action, suit, case, arbitration, litigation, or any proceeding by or before any governmental authority (an “Action”) is outstanding or pending, or to the Company’s knowledge, threatened, that would cancel, limit or challenge the ownership, use, value, validity or enforceability of any (x) owned Company IP or (y) to the Company’s knowledge, the Company’s use of any licensed Company IP, and the Company knows of no valid basis for the same; (iv) the Company and its Subsidiaries take reasonable steps to protect and maintain the Company IP, including without limitation any confidential Company IP; (v) to the Company’s knowledge, the Company and its Subsidiaries take all reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby (“Software”) from any unauthorized use, access, interruption or modification by third parties; and (vi) all of the licenses, consents, royalty and other agreements concerning Intellectual Property to which the

Company or any of its Subsidiaries is a party are, to the Company’s knowledge, valid and enforceable. For purposes of this Agreement, the term “Intellectual Property” means all U.S. and foreign intellectual property, including without limitation all (i) patents, inventions, discoveries, processes, designs, developments, technology, and related improvements, and know-how, whether or not patented or patentable; (ii) copyrights and works of authorship in any media, including computer hardware, Software (excluding commercially available, off the shelf software), applications, systems, networks, databases and compilations, documentation, advertising, marketing and promotional materials, textual works, graphics, photographs, drawings and Internet site content; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators; (iv) trade secrets, drawings, blueprints and similar all non-public, confidential or proprietary information; and (v) all registrations, applications and recordings related thereto. For purposes of this Agreement, the term “Company IP” means all Intellectual Property owned, held or used by the Company or any of its Subsidiaries.
          SECTION 3.12.   Compliance with Law; Permits.
          (a)   Neither the Company nor any of its Subsidiaries (i) is in material violation or default of the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) or its Bylaws (the “Bylaws”), or the organizational documents of any of its Subsidiaries, (ii) is in violation or default of any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, award or Permit (each, an “Order”) or any U.S. or foreign statute, law (including, without limitation, common law), code, ordinance, rule or regulation (including the Sarbanes-Oxley Act of 2002) (each, a “Law”), except for such violations and defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) has received, since January 1, 2004, any notice of, and to the knowledge of the Company, no investigation or review is in process or threatened by any governmental authority with respect to, any material violation or alleged violation of any Order or Law.
          (b)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with the terms of the Permits, (iv) there are no pending or, to the knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit, and (v) there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.
          SECTION 3.13.   Litigation. Except as set forth in the Recently Filed SEC Reports, there is no Action pending, or to the Company’s knowledge, currently threatened against the Company or any of its Subsidiaries (including with respect to any Company Plan, as defined below) which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no court or government or regulatory authority is threatening to impose a material adverse Order on the Company and its Subsidiaries. As of the date hereof, except as set forth in the Recently Filed SEC Reports, there is no material Action by the Company or any of its Subsidiaries currently pending.

          SECTION 3.14.   Tax Matters.
          (a)   The Company and each of its Subsidiaries have filed all Tax Returns (as defined below) required to have been filed as of the date hereof (or extensions have been duly obtained) and have paid all Taxes (as defined below) required to have been paid by it through the date hereof, except where failure to file such Tax Returns or pay such Taxes would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and except to the extent such Taxes are both (A) being challenged in good faith and (B) adequately provided for on the financial statements.
          (b)   Neither the Company nor any Subsidiary has any current liability, and the Company has no knowledge of any events or circumstances which could result in any liability, for Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, except for those liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
          (c)   None of Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar Contract or arrangement, except for agreements among the Company and its Subsidiaries, that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Affect.
          (d)   All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for such failures to withhold, collect or deposit that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
          (e)   For purposes of this Agreement, the term (i) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          SECTION 3.15.   Employee Benefit Plans; Employees.
          (a)   With respect to each Company Plan (as defined below), no liability has been incurred and there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, in each case under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended, or any other applicable law, rule or regulation. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any material collective bargaining agreements relating to its employees. There is no material labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.
          (b)   For purposes of this Agreement, the term “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, programs or policies, whether or not subject to ERISA, under which any current or former director, officer, independent contractor or employee of the Company or its Subsidiaries has any present or future right to benefits and under which the Company or its Subsidiaries is obligated to contribute for such current or former directors, officers, independent contracts or employees.
          (c)   There are no pending or, to the knowledge of the Company, threatened, labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 3.16.   Environmental and Safety Laws.
          (a)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries: (i) complies with all, and has not, to the extent the applicable statute of limitations has not run, violated any Environmental Laws applicable to it; (ii) has not since January 1, 2003 received any written notice or claim alleging that it has violated in any respect any Environmental Laws or that it has liabilities or obligations to any Person as a result of the presence or release of any Materials of Environmental Concern or indicating that there is any investigation of or inquiry into the possibility of such a claim, and there is no basis for any such claim; and (iii) is not a party to or, to the knowledge of the Company, subject to, any Actions, or Contracts concerning, Environmental Laws or the presence or release of any Materials of Environmental Concern.
          (b)   The Company has provided to the Purchasers a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Laws affecting the Company or any of its Subsidiaries that are in the possession of the Company.
          (c)   For purposes of this Agreement, the term (i) “Environmental Laws” means -all Laws or Orders or other legally enforceable requirement of the United States, any other nation, and any state, local, municipal, or transnational authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of surface water, groundwater, ambient air, surface or subsurface soil, wildlife habitat, or related aspects of the environment, or human health and safety; and (ii)“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, molds, pollutants, or contaminants defined as such in, or regulated or that could reasonably be expected to result in liability under, any applicable Environmental Law.
          SECTION 3.17.   Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Subject Shares and the conversion of the Subject Shares into the Conversion Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state “blue sky” securities laws.
          SECTION 3.18.   Broker; Fees. Except for Merrill Lynch & Co., Inc., neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement provided that Merrill Lynch & Co., Inc. is not acting as placement agent in any of the transactions contemplated hereby. A true and correct copy of the engagement letter with Merrill Lynch & Co., Inc. in connection with this transaction has been delivered to the Purchasers.
          SECTION 3.19.   Shareholder Vote. No shareholder vote under the rules of The NASDAQ Stock Market is necessary for the issuance of the Subject Shares or the conversion of the Subject Shares into the Conversion Shares.
          SECTION 3.20.   Anti-Takeover Provisions Not Applicable. The Board has duly authorized and approved this Agreement, the Stockholders Agreement and the Certificate of Designation and the transactions contemplated hereby and thereby such that no other action or approval of the Board or any Person is needed to exempt this Agreement, the Stockholders Agreement and the Certificate of Designation and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
          The Purchasers hereby represent and warrant to the Company as follows as of the date hereof and as of the Closing Date, except for such representations and warranties which address matters only as of a particular date, as follows:
          SECTION 4.1.   Organization, Requisite Power and Authority. Each Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and the Stockholders Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All action on the part of Purchaser, its officers and partners that is necessary for the execution and delivery of this Agreement and the Stockholders Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all obligations of such Purchaser hereunder and thereunder as of the Closing has been or will be taken prior to the Closing. This Agreement has been, and the Stockholders Agreement will be at Closing, duly executed and delivered by such Purchaser. This Agreement and the Stockholders Agreement (assuming due execution and delivery by the Company) will be legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
          SECTION 4.2.   Investment Representations. Each Purchaser acknowledges that the Subject Shares and the Conversion Shares have not been registered under the Securities Act or under any state securities laws. Each Purchaser (i) is acquiring the Subject Shares and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, (ii) is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC, (iii) acknowledges that the Subject Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or unless, an exemption from the registration requirements of the Securities Act is available and is able to bear the economic risk of the investment indefinitely (iv) represents that by reason of its knowledge and experience in financial and business matters, such Purchaser is capable of evaluating the merits and risks of the investment has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the Stockholders

Agreement, and (v) acknowledges that it has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering the Subject Shares and Conversion Shares and to obtain additional information as it requested, and has discussed the Company’s business, management and financial affairs and the investment with management of the Company. Each Purchaser is a resident of California for purposes of the blue-sky securities laws. Each Purchaser has, independently and without reliance upon Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and based on such information concerning the Company that each Purchaser has obtained from publicly available information, the Company or other sources other than Merrill Lynch, made its own investment analysis and decision to purchase the Subject Shares, and each Purchaser understands that the sale of the Subject Shares is not a recommendation by Merrill Lynch to it to purchase the Subject Shares.
          SECTION 4.3.   Litigation. There is no Action pending, or to such Purchaser’s knowledge, currently threatened against such Purchaser which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement and the Stockholders Agreement and to consummate the transactions contemplated hereby and thereby.
          SECTION 4.4.   Funding. The Purchasers have capital commitments sufficient to, and will have at the Closing funds to, pay the Aggregate Purchase Price.
          SECTION 4.5.   Broker. Except for Morgan Stanley & Co. Incorporated, such Purchaser has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
          SECTION 5.1.   Pre-Closing Period.
          (a)   Except as otherwise expressly contemplated by the terms of this Agreement, during the period from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the services of their current officers and employees and preserve their relationships with clients, customers, suppliers, licensors, licensees, advertisers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired.

          (b)   Except as set forth on Schedule 5.1 hereof or otherwise expressly contemplated by the terms of this Agreement, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, without the prior consent of the Purchasers:
     (i)   amend or modify the Restated Certificate, the Certificate of Designation or the Bylaws in a manner that would require the consent of the holders of the Series B Preferred Stock if effected following the Closing Date;
     (ii)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exerciseable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (B) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than repurchases of Common Stock pursuant to existing compensation, benefits, option, restricted share, or employment agreement or plan existing on the date hereof; or (D) take any action that would result in a Conversion Price adjustment under the Subject Shares had the Subject Shares been outstanding at the time of such action;
     (iii)   increase the number of directors to greater than 11 members or change the current and anticipated future non-classified structure of the Board, except as contemplated by the Stockholders Agreement;
     (iv)   amend, alter or change to the rights, preferences, privileges or powers of the Common Stock, the Series A Preferred Stock or the Series B Preferred Stock;
     (v)   acquire (whether by merger, consolidation, tender offer, exchange offer, asset purchase or otherwise) any security, asset or business of another Person (an “Acquisition”), sell, lease, license, assign, encumber, transfer or dispose of any securities, assets (including Intellectual Property) or business (including but not limited to any spin-off or in-kind distribution) of the Company or any of its Subsidiaries (a “Divestiture”), recapitalize, reclassify the securities of, or reorganize, the Company or any of its Subsidiaries, whether in a single transaction or series of related transactions, if, after giving effect to such transaction or series of related transactions, such transaction or series of related transactions would result in the greater of (A) a Pro Forma Debt and Preferred Stock Ratio (as defined below) in excess of 5:1 and (B) a Pro Forma Debt and Preferred Stock Ratio that is in excess of 5:1 and is greater than the Pro Forma Debt and Preferred Stock Ratio immediately prior to such transaction or series of related transactions;
     (vi)   incur additional Indebtedness (as defined in Section 8.1) in excess of an amount equal to two times EBITDA (as defined in Section 8.1) as of such incurrence (provided, however, that (x) in connection with any Acquisition that is an Approved

Transaction, the Company or any of its Subsidiaries may incur Indebtedness of up to three times EBITDA as of the consummation of such Acquisition that is an Approved Transaction and (y) notwithstanding the foregoing, Indebtedness incurred to refinance, replace or restructure existing Indebtedness shall be permitted in an amount not in excess of the principal, plus premium, if any, and accrued interest on such existing Indebtedness);
     (vii)   (A) file, or consent by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) make an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their property, or (D) take any corporate action for the purpose of any of the foregoing;
(viii) dissolve, liquidate or wind up the Company;

(ix) adopt, propose or implement any shareholder rights plan; or

(x) authorize any of, or commit to agree to take, any of the foregoing actions.
          SECTION 5.2.   Access. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries and its and their officers, directors, employees, auditors and other agents to, (i) upon reasonable notice, afford the officers, employees, auditors and other agents of the Purchasers, during normal business hours reasonable access at all reasonable times to its and their officers, employees, properties, offices, plants and other facilities and to all financial books and records, (ii) furnish the Purchasers with all financial, operating and other data and information as the Purchasers, through their officers, employees or agents, may from time to time reasonably request and (iii) afford the Purchasers the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers.
          SECTION 5.3.   Efforts. Each of the Company and the Purchasers shall, and, in the case of the Company, shall cause each of its Subsidiaries to, use its reasonable best efforts to: (i) as promptly as practicable, obtain from any governmental approval (including Hart-Scott-Rodino approval) required to be obtained or made by the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement required under the Exchange Act, any other applicable federal or state securities laws or any other applicable law. Each of the Company and the Purchasers agree to use commercially reasonable efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement and the Stockholders Agreement, including, without limitation: (i) to obtain from any third party any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (provided, however, that in connection therewith, without the prior written consent of the Purchasers, none of the Company or its Subsidiaries will make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations); and (ii) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any governmental or regulatory entity in connection with the transactions contemplated by this Agreement (including all reports required to be filed by the Company with the SEC between the date hereof and the Closing).
          SECTION 5.4.   Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt written notice to the Purchasers of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article III to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement. During the Pre Closing Period, the Purchasers shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to the Purchasers the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Article IV to be untrue, or the failure of the Purchasers to comply with or satisfy any covenant or agreement under this Agreement.
          SECTION 5.5.   Confidentiality. The Purchasers acknowledge that they are bound by the Confidentiality Agreement, dated April 19, 2005 (the “Confidentiality Agreement”), between the Company and Elevation Associates, L.P., which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
          SECTION 5.6.   No Shop. The Company agrees that during the Pre-Closing Period, each of the Company, its Subsidiaries and their officers, directors, employees, advisers or representatives will not offer (including but not limited to furnishing confidential information), negotiate or enter into a transaction involving the issuance by the Company or any of its Subsidiaries to any third party of any equity or debt security the proceeds of which would be used for any purpose similar to those contemplated by this Agreement.
          SECTION 5.7.   Transaction Fee. At the Closing, the Company shall pay a one-time cash transaction fee to the Purchasers or their designee by wire transfer of immediately available funds to an account designated by the Purchasers in an amount equal to $1 million (the “Transaction Fee”).
ARTICLE VI
CONDITIONS TO CLOSING
          SECTION 6.1.   Conditions to Purchaser’s Obligation to Purchase the Purchased Shares. The Purchasers’ obligation to purchase the Purchased Shares at the Closing is subject to the satisfaction (or waiver by the Purchasers) of the following conditions:
          (a)   Representations and Warranties True; Performance of Obligations. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct (with respect to those representations and warranties qualified as to materiality or Material Adverse Effect) or in all material respects (with respect to all other representations and warranties) as of such date). The Company shall have performed in all material respects all agreements, obligations and covenants herein required to be performed or observed by it on or prior to the Closing Date.
          (b)   Legal Investment. There shall not be in effect any Law or Order directing that the purchase and sale of the Purchased Shares, the issuance of the other Subject Shares and the Conversion Shares and the other transactions contemplated by this Agreement, the Certificate of Designation or the Stockholders Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.
          (c)   Proceedings and Litigation. No Action shall have been commenced by any governmental or regulatory authority against any party hereto seeking to restrain or prohibit the purchase and sale of the Purchased Shares, the issuance of the other Subject Shares or the Conversion Shares or the other transactions contemplated by this Agreement, the Certificate of Designation or the Stockholders Agreement, the effect of which restraint or prohibition would cause the condition set forth in Section 6.1(b) not to be satisfied.
          (d)   HSR Act. All waiting periods (and any extensions thereof) applicable to the consummation of the Agreement under the Hart-Scott-Rodino Act and applicable foreign anti-trust laws shall have expired or otherwise been terminated
          (e)   Officer’s Certificate. The Company shall have delivered to the Purchasers a certificate, executed by the Chief Executive Officer or the President of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.1(a) have been satisfied.

          (f)   No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any effect, change, condition or circumstance that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
          (g)   Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by the Company
          (h)   Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and become effective.
          (i)   Directors. Subject only to the occurrence of the Closing, the Board shall include two designees of the Purchasers who shall have been duly elected to the Board.
          (j)   Transaction Fee. Subject only to the occurrence of the Closing, the Company shall have paid the Transaction Fee.
          (k)   Legal Opinions. The Purchasers shall have received from legal counsel(s) to the Company the opinions in the form attached hereto as Exhibit C, which opinions shall be addressed to the Purchasers and dated as of the Closing.
          SECTION 6.2.   Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Purchased Shares at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing, of the following conditions:
          (a)   Representations and Warranties True; Performance of Obligations. Each of the representations and warranties of the Purchasers contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Purchasers contained in this Agreement that is not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct (with respect to those representations and warranties qualified as to materiality or Material Adverse Effect) or in all material respects (with respect to all other representations and warranties) as of such date). The Purchasers shall have performed in all material respects all agreements, obligations and covenants required to be performed or observed by it on or prior to the Closing Date.
          (b)   Legal Investment. There shall not be in effect any Law or Order directing that the purchase and sale of the Purchased Shares, the issuance of the other Subject Shares or the Conversion Shares or the other transactions contemplated by this Agreement, the Stockholders Agreement or the Certificate of Designation not be consummated or which has the effect of rendering it unlawful to consummate such transactions.
          (c)   Proceedings and Litigation. No Action shall have been commenced by any governmental or regulatory authority against any party hereto seeking to restrain or prohibit the purchase and sale of the Purchased Shares, the issuance of the other Subject Shares or the Conversion Shares or the other transactions contemplated by this Agreement, the Stockholders Agreement or the Certificate of Designation, the effect of which restraint or prohibition would cause the condition set forth in Section 6.2(b) not to be satisfied.
          (d)   HSR Act. All waiting periods (and any extensions thereof) applicable to the consummation of the Agreement under the Hart-Scott-Rodino Act and applicable foreign anti-trust laws shall have expired or otherwise been terminated
          (e)   Officer’s Certificate. The Purchasers shall have delivered to the Company a certificate, executed by the Chief Executive Officer, President or similar executive officer of the Purchasers, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a) have been satisfied.
          (f)   Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by the Purchasers.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
          SECTION 7.1.   Survival of Representations, Warranties and Pre-Closing Covenants.
          (a)   The representations and warranties contained in Sections 3.3(d), 3.4(a), 3.4(b), 3.19 and 4.1 (other than the first two sentences thereof) of this Agreement (collectively, the “Indefinitely Surviving Representations”) shall survive indefinitely.
          (b)   All other representations and warranties contained in Article III of this Agreement and the covenants of this Agreement to be performed prior to Closing shall survive until the 18-month anniversary of the Closing Date, with the exception of the representations and warranties contained in Section 3.14, which shall survive until three months after the expiration of the applicable statute of limitations with respect to the subject matter thereof.
          (c)   All other representations and warranties contained in Article IV of this Agreement shall survive until the 18-month anniversary of the Closing Date, with the exception of the representations and warranties contained in Section 4.2, which shall survive until the third anniversary of the Closing Date.
          (d)   In the event that (i) the Company provides written notice or notices of any breach of any representation or warranty of the Company contained in this Agreement, or any breach of any agreements, obligations or covenants contained herein required to be performed or observed by the Company after the date hereof, and at least five business days before the Closing Date, (ii) the Company acknowledges that the matters set forth in such notice or notices, in the aggregate, results in a failure of the condition contained in Section 6.1(a) to be satisfied and (iii)

the Purchasers nonetheless permit the Closing to occur, then the Purchaser Indemnitees shall not be entitled to indemnification hereunder with respect to such breach to the extent such breach was described with particularity in such notice or notices.
          (e)   In the event that (i) any Purchaser provides written notice or notices of any breach of any representation or warranty of such Purchaser contained in this Agreement, or any breach of any agreements, obligations or covenants contained herein required to be performed or observed by such Purchaser after the date hereof, and at least five business days before the Closing Date, (ii) such Purchaser acknowledges that the matters set forth in such notice or notices, in the aggregate, results in a failure of the condition contained in Section 6.2(a) to be satisfied and (iii) the Company nonetheless permits the Closing to occur, then the Company Indemnitees shall not be entitled to indemnification hereunder with respect to such breach to the extent such breach was described with particularity in such notice or notices.
          SECTION 7.2.   Indemnification.
          (a)   From and after the Closing Date and subject to the other provisions of this Article VII, the Company (the “Purchaser Indemnitor”) shall defend, indemnify and hold harmless the Purchasers and their Affiliates and each director, officer, member, partner, employee and agent of such Persons (the “Purchaser Indemnitees”) against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including without limitation, interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating to:
     (i)   the breach of any representation or warranty contained in Article III; and
     (ii)   the breach by the Company of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement.
          (b)   From and after the Closing Date and subject to the other provisions of this Article VII, the Purchasers (the “Company Indemnitor” and collectively with the Purchaser Indemnitor, the “Indemnitors”) shall, jointly and severally, defend, indemnify and hold harmless the Company and its Affiliates and each director, officer, member, partner, employee and agent of such Persons (the “Company Indemnitees” and collectively with the Purchaser Indemnitees, the “Indemnitees”) against any Damages arising out of, resulting from or relating to:
     (i)   the breach of any representation or warranty contained in Article IV; and
     (ii)   the breach by the Purchasers of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement.

          (c)   The term “Damages” as used in this Article VII is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article VII, but includes Damages incurred or sustained by any such Person in the absence of third party claims, and shall take into account such Person’s investment in the Company such that any amounts paid to the Purchasers in indemnification under this Article VII shall be increased by the percentage that the Purchased Shares represent on as-converted basis at Closing of the Company’s then issued and outstanding Common Stock.
          SECTION 7.3.   Indemnification Amounts.
          (a)   An Indemnitor shall not have liability under Section 7.2 until the aggregate amount of Damages theretofore incurred by the Purchaser Indemnitees or the Company Indemnitees, as applicable, exceeds an amount equal to 1.5% of the Aggregate Purchase Price (the “Basket”), in which case the Purchaser Indemnitees or the Company Indemnitees, as applicable, shall be entitled to the aggregate amount of Damages in excess of the Basket; provided, however, that in no event shall the aggregate amount of Damages exceed the Aggregate Purchase Price.
          (b)   Notwithstanding the provisions of paragraph (a) above, the limitations on the indemnification obligations of the parties set forth therein shall not apply to breaches of the Indefinitely Surviving Representations or Sections 3.18 or 4.5.
          SECTION 7.4.   Exclusive Remedy; No Special Damages.
          (a)   The indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy for all claims for breach of any representation, warranty, covenant or agreement under this Agreement or with respect to this Agreement and the transactions contemplated hereby, whether at law or otherwise, other than claims for fraud or willful and intentional breach or a suit for specific performance.
          (b)   No Indemnitee shall have any right to seek indemnification hereunder, for any Damages for special, exemplary, punitive or multiple Damages, connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such Damages which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery, except to the extent such Damages are actually paid by an Indemnitee to a third party. For purposes of clarity, the foregoing does not exclude consequential, indirect or incidental damages. Notwithstanding anything to the contrary in the foregoing, no Damages (including lost profits) based on potential appreciation of the value of the Common Stock, of hypothetical investment returns or of potential alternative investments shall be taken into account in determining the amount of Damages.
          SECTION 7.5.   Indemnification Procedures.

          (a)   Notice of Third Party Claims. If any third party notifies an Indemnitee of any matter that may give rise to a claim by such party for indemnification pursuant to Section 7.2 (a “Third Party Claim”), such Indemnitee must give the Indemnitor written notice of such Indemnitee’s claim for indemnification (an “Indemnification Claim Notice”) specifying in detail to the extent practical to do so the source of the Damage and accompanied by available reasonable supporting documentation, including any documents or pleadings delivered by such third party to the Indemnitee, promptly (and in any event within fifteen (15) days after written notice of such claim) after the Indemnitee receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnitee to promptly give notice within such fifteen (15) day period will not affect any rights to indemnification hereunder except to the extent that the Indemnitor suffers damage caused by such failure or is otherwise prejudiced.
          (b)   Control of Defense; Conditions. The indemnification obligations of an Indemnitor with respect to Damages arising from any Third Party Claim that are subject to the indemnification provided in Section 7.2 above shall be governed by and contingent upon the following additional terms and conditions:
     (i)   An Indemnitor, at its option, shall be entitled to assume control of the defense of any Third Party Claim at any time within thirty (30) days of receiving notice of the Third Party Claim from the Indemnitee, and may appoint as lead counsel of such defense any legal counsel selected by the Indemnitor.
     (ii)   The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnitor in writing and (B) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee and there are one or more legal defenses, in the opinion of counsel, that are reasonably available to such Indemnitee that are different from or additional to those available to the Indemnitor (other than differing interests associated with an Indemnitor’s obligation to indemnify), in which case the Indemnitee shall have the right to assume defense of such claim and the reasonable fees and expenses of the Indemnitee’s counsel shall be paid periodically by the Indemnitor. If the Indemnitor elects not to compromise or defend against such Third Party Claim, and if such Third Party Claim is ultimately determined by a court of competent jurisdiction to be entitled to indemnification as set forth in Section 7.2, the reasonable costs and expenses of counsel of the Indemnitee incurred in connection therewith shall be included in the indemnifiable Damages.
     (iii)   So long as the Indemnitor has the right to assume the defense of the Third Party Claim or has assumed the defense of the Third Party Claim, (A) the Indemnitor may consent to the entry of judgment or enter into any settlement with respect to any Third Party Claim without the consent of the Indemnitee if a full release of the Indemnitee is obtained and the judgment or settlement does not impose an injunction upon the Indemnitee, and otherwise the Indemnitor may so consent to the entry of judgment or enter into any settlement with the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitee shall not consent to the entry of judgment or enter into any settlement with respect to any Third Party Claim, or file any papers or provide any correspondence with respect to such matter, without prior written consent of the Indemnitor.
     (iv)   The Indemnitees shall cooperate with the Indemnitors (including by providing personnel for deposition, interview, consultation or otherwise as necessary or appropriate) and shall comply with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.
          (c)   Notice of Other Claims. Any Indemnitee may make a claim for indemnification pursuant to Section 7.2 by providing an Indemnification Claim Notice to the Indemnitor promptly after the Indemnitee becomes aware of such claim. Such notice must contain a reasonably detailed description of the claim and the nature and amount, if then reasonably ascertainable, of such Damage; provided, however, that the failure of any Indemnitee to promptly give notice will not affect any rights to indemnification hereunder except to the extent that the Indemnitor suffers damage caused by such failure or is otherwise prejudiced.
          SECTION 7.6.   Certain Limitations. The indemnification obligations of the parties hereto for any breach of a representation, warranty or covenant of this Agreement shall survive for only the period applicable to such representations, warranties or covenants as set forth in Section 7.1 of this Agreement, and thereafter all such representations, warranties or covenants of the applicable Indemnitor under this Agreement shall be extinguished; provided, however, that such indemnification obligation shall not be extinguished in the event of Damages incurred as a result of an Action that was instituted or begun prior to the expiration of the survival period set forth in Section 7.1. Subject to the proviso at the end of the immediately preceding sentence, no claim for the recovery of such Damages may be asserted by an Indemnitee after such period.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.1.   Other Definitions. The following terms as used in this Agreement shall have the following meanings:
          (a)   “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person. For the avoidance of doubt, the National Association of Realtors, the Realtors Information Network and their respective Affiliates are not Affiliates of the Company or any of its Subsidiaries.

          (b)   “Approved Transaction” means an acquisition of the stock, assets or business of another Person by the Company or any of its Subsidiaries or a strategic alliance or commercial transaction entered into by the Company or such Subsidiary with another Person, which has been approved by a majority of the disinterested directors of the Board.
          (c)   “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
          (d)   “EBITDA” means, with respect to the Company, on a consolidated basis, consolidated net income (as calculated in accordance with generally accepted accounting principles, as in effect in the United States of America from time to time (“GAAP”), and using accounting policies, procedures and principles consistent with past practice) plus, to the extent deducted in determining consolidated net income, (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense and (iv) amortization of intangibles and organization costs, minus to the extent included in determining such consolidated net income, (w) interest income, (x) extraordinary income, (y) other non-cash income, for the trailing twelve months as of the date hereof and (z) unusual or non-recurring revenues or expenses that are calculated in a manner consistent with past practice and are reasonably demonstrable to be non-recurring in nature.
          (e)   “Indebtedness” means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payables, and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person.
          (f)   “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of W. Michael Long, Jack D. Dennison, Allan D. Dalton, Lewis R. Belote, III, Michael R. Douglas, Allan P. Merrill, Sunil Mehrotra, Maria L. Pietroforte, and Stephen Feltner, and what an officer or employee having the position of any of the foregoing individuals should have known assuming that such officer or employee had been and is performing his or her duties in good faith with due care.
          (g)   “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

          (h)   “Pro Forma Debt and Preferred Stock Ratio” means, after giving effect to a transaction or a series of related transactions, the ratio of (i) the pro forma aggregate principal and accrued interest of indebtedness of the Company and its Subsidiaries, plus the pro forma aggregate liquidation preference and accrued dividends of Preferred Stock of the Company and its Subsidiaries (including the Series A Preferred Stock and Series B Preferred Stock), to (ii) the pro forma EBITDA as of the consummation of such transaction or such series of related transactions, with only those adjustments permitted or required by Regulation S-X promulgated by the SEC.
          SECTION 8.2.   Termination. This Agreement may be terminated by (i) mutual agreement of the parties hereto or (ii) by either the Purchasers or the Company in the event the Closing has not occurred by January 6, 2006; provided, that this termination right may not be exercised by a party whose breach of a representation, warranty, covenant or agreement has delayed the Closing. Upon termination of this Agreement pursuant to this Section 8.2, this Agreement shall be void and of no further force and effect (other than this Article VIII, which shall not terminate and shall survive indefinitely), and no party shall have any liability to any other party under this Agreement, except that nothing herein shall relieve any party from any liability incurred by a party as a result of fraud or willful and intentional breach of any of the representations, warranties, covenants and agreements set forth in this Agreement.
          SECTION 8.3.   Expenses. Upon demand by the Purchasers and the submission of supporting documentation reasonably acceptable to the Company, the Company agrees to reimburse the Purchasers for all of their reasonable out-of-pocket fees and expenses or to pay directly such fees and expenses of the Purchasers, including the fees and expenses of attorneys, accountants and consultants employed by them, in connection with the transactions contemplated hereby; provided, however, that such reimbursement shall not exceed $1.375 million; and provided, further, that the Company shall not be required to reimburse such fees and expenses if the Closing does not occur unless the failure of the Closing to occur is as a result of the failure of any condition set forth in Sections 6.1(a), (e), (f), (g), (h) or (i) to be satisfied.
          SECTION 8.4.   Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the prior written consent of the other parties, except that the Purchasers may assign their rights and obligations hereunder to the management company to Elevation or the general partner of the general partner of Elevation or any of their controlled Affiliates (including Elevation Employee Side Fund, LLC) without the prior written consent of the Company. Each assignee (i) agrees to be bound jointly and severally with the assignor hereunder, (ii) agrees that the representations, warranties, covenants and other agreements made by the Purchasers herein shall be deemed to have been made by such assignee, and (iii) shall execute a counterpart to this Agreement, the execution of which shall constitute such assignee’s agreement to the terms of this Section 8.4.

          SECTION 8.5.   No Third Party Beneficiaries. Except as provided in Article VII (with respect to which the Indemnitees shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or otherwise create any third-party beneficiary hereto. Notwithstanding the foregoing, Merrill Lynch shall be a third party beneficiary of the representations and warranties contained in Section 4.2 hereof and the proviso contained in the first sentence of Section 3.18 hereof.
          SECTION 8.6.   Entire Agreement. This Agreement and the schedules and exhibits hereto, the Stockholders Agreement, the Confidentiality Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
          SECTION 8.7.   Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
          SECTION 8.8.   Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and Elevation, and any provision of this Agreement may be waived only upon the written consent of the party entitled to performance of such provision; provided that Elevation may consent to amend or modify or to waive any provision on behalf of all of the Purchasers. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.
          SECTION 8.9.   Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchasers’ part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
          SECTION 8.10.   Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below:
If to the Company:
Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, CA 91362
Fax: (805) 557-2689
E-mail: mike.douglas@homestore.com
Attn: Michael R. Douglas, General Counsel
with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Fax: (213) 891-8763
E-mail: ted.sonnenschein@lw.com; and
             david.hernand@lw.com
Attn: Edward Sonnenschein, Jr., Esq.
         David Hernand, Esq.
If to the Purchasers:
Elevation Partners, L.P.
2800 Sand Hill Road
Menlo Park, CA 94025
Fax: (650) 687-6710
E-mail: fred@elevation.com
Attn: Fred Anderson
with a copy to which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502
E-mail: mponce@stblaw.com
Attn: Mario Ponce, Esq.
          SECTION 8.11.   Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          SECTION 8.12.   Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a)   This Agreement shall be governed in all respects by the Laws of the State of New York. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the United States District Court for the Southern District of New York in New York, New York or any New York State court sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.10 shall be deemed effective service of process on such party.
          (b)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING

OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 8.13.   No Special Damages. Each party agrees that there shall be no special, exemplary, punitive or multiple damages connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such damages which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery, except to the extent such damages are actually paid by a party hereunder to a third party, and hereby waives any rights to claim such damages. For purposes of clarity, the foregoing does not exclude consequential, indirect or incidental damages. Notwithstanding anything to the contrary in the foregoing, no damages (including lost profits) based on potential appreciation of the value of the Common Stock, of hypothetical investment returns or of potential alternative investments shall be taken into account in determining the amount of damages.
          SECTION 8.14.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HOMESTORE, INC.

By:	/s/ Allan P. Merrill Name: ALLAN P. MERRILL
Title: EXECUTIVE VICE PRESIDENT

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P.,
As General Partner

By:	Elevation Associates, LLC,
As General Partner

By:	/s/ Fred D. Anderson

Name: FRED D. ANDERSON
Title: MANAGING DIRECTOR
[Preferred Stock Purchase Agreement]